Exhibit 99.1
OneSource Services Inc.
Index
March 31, 2007

Page(s)
Consolidated Financial Statements

Consolidated Statement of Income	1

Consolidated Balance Sheet	2

Consolidated Statement of Movements in Shareholders’ Equity	3

Consolidated Statement of Cash Flows	4

Notes to Consolidated Financial Statements	5 - 18

Report of Independent Auditors	19

ONESOURCE SERVICES INC.
CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Statement of Income

Year ended March 31, 2007	Notes	$m
Net sales		824.6
Cost of sales	15	(738.0)
Selling, general and administrative expenses		(85.4)

Operating income		1.2
Interest income		2.5
Interest expense		(1.9)

Income before income taxes		1.8
Income taxes	3	(1.0)

Income after income taxes		0.8
Minority interests		(2.7)

Net (loss)		(1.9)

(Loss) per ordinary share (dollars)	4
Basic and diluted		$(0.51)

The accompanying notes are an integral part of the consolidated financial statements.

ONESOURCE SERVICES INC.
CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Balance Sheet

At March 31, 2007	Notes	$m
Assets
Current assets:
Cash and cash equivalents		6.0
Restricted cash deposits	5	13.1
Trade accounts receivable — net	6	89.7
Other current assets	7	7.5

Total current assets		116.3
Restricted cash deposits	5	31.9
Property, plant and equipment – net	8	11.4
Goodwill — net	9	175.9
Other long-term assets	10	6.8

Total assets		342.3

Liabilities and shareholders’ equity
Current liabilities:
Short-term debt	11	26.5
Accounts payable		8.3
Accrued personnel costs		31.7
Insurance reserves — current portion	12	21.0
Other current liabilities	13	10.3

Total current liabilities		97.8

Insurance reserves — long-term portion	12	51.3
Other long-term liabilities	14	18.3
Minority interests		3.7

Total liabilities		171.1

Commitments and contingencies	15

Shareholders’ equity:
Share capital	17	0.4
Contributed surplus		208.6
Treasury shares	18	(0.5)
Accumulated deficit		(31.1)
Cumulative other comprehensive loss		(6.2)

Total shareholders’ equity		171.2

Total liabilities and shareholders’ equity		342.3

The accompanying notes are an integral part of the consolidated financial statements

ONESOURCE SERVICES INC.
CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Statement of Movements in Shareholders’ Equity

					Cumulative
					other
	Share	Contributed	Treasury	Accumulated	comprehensive
	capital	surplus	shares	deficit	(loss)	Total
	$m	$m	$m	$m	$m	$m

At April 1, 2006	0.4	208.6	—	(29.2)	(7.3)	172.5

Net loss	—	—	—	(1.9)	—	(1.9)
Purchase of treasury shares	—	—	(0.9)	—	—	(0.9)
Disposal of treasury shares	—	—	0.4	—	—	0.4
Minimum pension liability	—	—	—	—	1.1	1.1

At March 31, 2007	0.4	208.6	(0.5)	(31.1)	(6.2)	171.2

Cumulative other comprehensive (loss) is comprised of a minimum pension liability (note 16).

Year ended March 31, 2007	$m
Comprehensive (loss) (net of tax):
Net (loss)	(1.9)
Minimum pension liability	1.1

Total comprehensive (loss)	(0.8)

The accompanying notes are an integral part of the consolidated financial statements.

ONESOURCE SERVICES INC.
CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Statement of Cash flows

Year ended March 31, 2007	$m
Cash flows from operating activities

Net (loss)	(1.9)
Adjustments to reconcile net (loss) to net cash provided by operating activities:
Depreciation	4.8
Discount amortization on insurance reserves	3.6
Deferred income taxes	0.4
Minority interests, net of distributions	(0.5)
Changes in assets and liabilities:
(Increase) in accounts receivable	(1.7)
Decrease in other assets	0.4
(Decrease) in accounts payable	(0.9)
Increase in accrued personnel costs	1.4
(Decrease) in insurance reserves	(0.4)
Increase in other liabilities	4.3

Net cash provided by operating activities	9.5

Cash flows from investing activities
Purchase of property, plant and equipment	(4.3)

Net cash (utilized) by investing activities	(4.3)

Cash flows from financing activities
(Decrease) in short-term debt	(2.8)
Decrease in restricted cash deposits	0.2
Purchase of treasury shares	(0.6)
Capital lease repayments	(0.5)

Net cash (utilized) by financing activities	(3.7)

Net change in cash and cash equivalents	1.5
Cash and cash equivalents at beginning of year	4.5

Cash and cash equivalents at end of year	6.0

Supplemental cash flow information:
Cash paid for interest	1.8
Cash paid for income taxes (net of repayments)	1.0
The accompanying notes are an integral part of the consolidated financial statements.

Notes to Consolidated Financial Statements
Note 1 — Description of business
Introduction
OneSource Services Inc. (the “Company”) was incorporated on August 30, 2005 as an international business company in Belize with registered number 46,251. The Company is a holding company with no independent business operations or assets other than its investment in its subsidiaries and intercompany balances. The Company’s businesses are conducted through its subsidiaries. The principal group and operating companies that comprise the Group are (i) OneSource Holdings, Inc., and its subsidiaries (principally companies incorporated in the United States) (“OneSource Holdings”); OneSource Holdings is a leading provider of outsourced facilities services, principally providing cleaning and value added building maintenance and support, and landscaping services to commercial, institutional, industrial and retail facilities throughout the United States; and (ii) OneSource Finance, S.A. and its subsidiaries (principally financing companies incorporated in Luxembourg and Iceland). The Company and all of its subsidiaries are herein referred to as the “Group”.
On February 7, 2006, the Company entered into a demerger transaction with its then parent undertaking, BB Holdings Limited (a company incorporated in Belize and controlled by Lord Ashcroft, KCMG – (“BB Holdings”), whereby the US facilities services businesses of BB Holdings was transferred to the Company. In consideration for this transfer, the Company issued 3,764,355 additional ordinary shares to BB Holdings. On February 24, 2006, the demerger was completed and, at the same time, the Company’s shares were admitted to trading on the London Stock Exchange’s Alternative Investment Market (AIM) under the ticker symbol — OSS.
Note 2 — Summary of significant accounting policies
Principles of consolidation
The consolidated financial statements have been prepared in United States dollars in accordance with generally accepted accounting principals in the United States. The Group consolidates companies in which it owns or controls more than fifty percent of the voting shares. The results of subsidiary companies acquired or disposed of during the year are included in the consolidated financial statements from the effective date of acquisition or up to the date of disposal. All intercompany balances and transactions have been eliminated in consolidation.
Use of estimates
The preparation of consolidated financial statements in accordance with generally accepted accounting principles in the Unites States requires management to make extensive use of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Group evaluates its estimates on an ongoing basis which include, among others, an allowance for doubtful receivables, impairment of goodwill, estimates of future cash flows and discount rates associated with assets, asset impairments, useful lives of tangible assets, loss contingencies, income taxes and valuation allowances for deferred tax assets, insurance reserves and the determination of discount and other rate assumptions for pension obligations. The Group bases its estimates on historical experience, independent and internal valuations and various other assumptions that are believed to be reasonable under the circumstances at that time. Actual results may differ materially from these estimates under different assumptions or conditions.
Currency translation
The reporting and functional currency of the Company is United States dollars. The results of subsidiaries which account in a functional currency other than United States dollars are translated into

United States dollars at the average rate of exchange for the year. The assets and liabilities of subsidiaries which account in a functional currency other than United States dollars are translated into United States dollars at the rate of exchange ruling at the balance sheet date. Currency translation adjustments arising from the use of differing exchange rates from period to period are included as other comprehensive income in shareholders’ equity. Gains and losses arising from currency transactions are included in the consolidated statement of income.
Cash and cash equivalents
Cash and cash equivalents include cash on hand, demand deposits and highly liquid instruments, with an original maturity of three months or less. As a result of the short-term maturity of these financial instruments, their carrying value is approximately equal to their fair market value.
Trade accounts receivable
Trade accounts receivable arise from services provided to the Group’s customers and are generally due and payable on terms varying from the receipt of invoice to net thirty days. The Group does not consider that it has any material exposure due to either industry or regional concentrations of credit risk.
Property, plant and equipment
Property, plant and equipment are carried at cost less accumulated depreciation. Depreciation is provided to write off the cost of the assets over their estimated useful lives, calculated using the straight-line method, over the following periods:

Buildings	life of building, not exceeding 40 years

Leasehold improvements	term of lease

Machinery and equipment	3 to 15 years

Fixtures, fittings and office equipment	3 to 7 years
The carrying value of property, plant and equipment is evaluated periodically in relation to the operating performance and future undiscounted cash flows of the underlying businesses. Where, in the opinion of the Group, a permanent diminution in the value of property, plant and equipment has occurred, the amount of the diminution is recorded in the consolidated statement of income.
Gains and losses arising on the disposal of property, plant and equipment are reflected in the consolidated statement of income. Repairs and maintenance costs are expensed as incurred.
Leases
Leases are classified as capital leases when the terms of the lease transfers substantially all risk and rewards of ownership to the lessee. Capital leases are capitalized and carried as property, plant and equipment and depreciated over the life of the lease. The corresponding liability is categorized as short-term and long-term based on the payment terms of the lease. Lease payments are recorded as interest expense and a reduction of the lease obligation.
Leases where risk and rewards remain with the lessor are classified as operating leases. Lease payments are recorded in the consolidated statement of income over the term of the lease.
Goodwill
The goodwill that arises where the acquisition cost of subsidiaries exceeds the fair values attributable to the underlying net assets is capitalized in the consolidated financial statements. With effect from 2001, the Group applied the provisions of Statement of Financial Accounting Standards No. 142 — Goodwill and Other Intangible Assets (“SFAS 142”). SFAS 142 eliminated the requirement to amortize goodwill and identifiable assets that have indefinite lives and initiated an annual review for impairment. Prior to adoption of SFAS 142, the Group amortized goodwill on a straight-line basis over its estimated useful life, covering periods not exceeding forty years.
The annual goodwill impairment review is carried out at a reporting unit level. Impairment is the condition that exists when the carrying amount of goodwill exceeds its implied fair market value. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step compares the implied fair market value of reporting unit goodwill with the carrying amount of that goodwill. The aggregate amount of any impairment loss is included in the consolidated statement of income.
The implied fair market value of a reporting unit and its related goodwill is measured by the Group principally by reference to present value techniques, comprising discounted cash flows, based on future revenue and margin projections and plans approved by the Group, with the discount rate based on a risk weighted average cost of capital.
Treasury shares
Treasury share purchases are accounted for under the cost method and recorded as a component of shareholders’ equity. Gains or losses on the disposals of treasury shares are credited or charged against contributed surplus.
Net sales
Net sales represent the invoiced value of services provided and goods supplied to customers net of sales-related taxes. Revenue from services or products is recognized in the consolidated statement of income as services are rendered or deliveries are made. The nature of the Group’s business is such that revenue is recognized when a written agreement, terms and conditions or an approved customer order is in place and the services have been fully rendered. At that time, pricing is fixed and determinable. The Group’s procedures require review of a customer’s ability to pay prior to a service provision, at the time of such provision, and at the time of billing, such that collectability is reasonably assured.
Income taxes
Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Deferred tax liabilities and assets are determined based on the differences between the consolidated financial statements and tax bases of assets and liabilities, using tax rates in effect for the years in which the differences are expected to reverse. Valuation allowances are recorded if management determines it is more likely than not that a portion of the net deferred tax asset will not be realized.
Note 3 — Income taxes
(i) The provision for income taxes in the consolidated statements of income was as follows:

Year ended March 31, 2007	$m
Current income taxes:
US state and local taxes	0.2
Non-US taxes	0.4

0.6

Deferred income taxes:
Non-US taxes	0.4

Income tax provision	1.0

(ii) Income before income taxes included the following components:

Year ended March 31, 2007	$m
US income	3.2
Non-US (loss)	(1.4)

Income before income taxes	1.8

(iii) The reconciliation between notional US federal income taxes at the statutory rate (35 percent) on consolidated income before income taxes and the Group’s income tax provision was as follows:

Year ended March 31, 2007	$m
Notional US federal income tax at the statutory rate	0.6
Adjustments to reconcile to the Group’s income tax provision:
Valuation allowance	(5.8)
Non-US net earnings	1.3
Other	4.9

Income tax provision	1.0

(iv)	The significant temporary timing differences that gave rise to the net deferred income tax balance were as follows:

At March 31, 2007	$m
Assets:

Provision for insurance reserves	24.6

Goodwill	14.5

Provision for estimated costs and expenses	63.7

Net operating losses	86.1

188.9
Valuation allowance	(168.0)

20.9

Liabilities:
Intangible and other assets	(21.9)

Net deferred income tax balance (note 14)	(1.0)

The net change in the total valuation allowance for the year ended March 31, 2007 was an increase of $5.8 million, principally arising from a net movement in temporary timing differences.
Note 4 — (Loss) per ordinary share
Basic and diluted (loss) per share are based on the weighted average number of ordinary shares outstanding during the year, excluding treasury shares. There were no potentially dilutive ordinary shares during the year ended March 31, 2007.

Year ended March 31, 2007
Net (loss) ($m)	$(1.9)

Weighted average number of ordinary shares (‘000)	3,753

(Loss) per ordinary share (dollars)	$(0.51)

Note 5 — Short-term / long-term restricted cash deposits

At March 31, 2007	$m
Short-term restricted cash:
Amount provided to insurer	13.1

Long-term restricted cash:
Amount provided to insurer	31.9

The Group has pledged certain cash deposits to support its self-insurance program (note 12). In view of the restriction as to the use and availability of the cash deposits to the Group, the balance cannot be classified as a cash and cash equivalent and it has therefore been classified within current assets and non-current assets in accordance with its terms. Classification of restricted cash between short-term and long-term is based upon current and future insurance payouts as projected by the Group’s consulting actuary.
Note 6 — Trade accounts receivable — net

At March 31, 2007	$m
Billed	88.7

Unbilled	3.2

91.9
Less: allowance for doubtful receivables	(2.2)

89.7

Note 7 — Other current assets

At March 31, 2007	$m
Prepaid expenses	6.2
Other current assets	1.3

7.5

Note 8 — Property, plant and equipment — net

At March 31, 2007	$m
Cost:
Land and buildings	0.1
Leasehold improvements	4.6
Machinery and equipment	26.3
Fixtures, fittings and office equipment	24.8

Total cost	55.8

Accumulated depreciation:
Land and buildings	0.1
Leasehold improvements	3.2
Machinery and equipment	19.0
Fixtures, fittings and office equipment	22.1

Total accumulated depreciation	44.4

Net book value	11.4

At March 31, 2007, property, plant and equipment total cost and total accumulated depreciation includes capital leases of $3.8 million and $0.6 million, respectively.
Total capital expenditures (excluding capital lease additions) for the year ended March 31, 2007 were $4.3 million. For the year ended March 31, 2007, capital lease additions amounted to $3.3 million.
Total depreciation expense (including capital leases) for the year ended March 31, 2007 was $4.8 million.
Note 9 — Goodwill — net

$m
Net book value at March 31, 2007	175.9

As required by SFAS 142, the Group undertakes an annual goodwill impairment review. The annual review is performed during the fourth quarter of the financial year, after completion of the Group’s annual forecasting process. A goodwill impairment review was performed during the year ended March 31, 2007 as a result of which no impairment of goodwill has arisen.
Note 10 — Other long-term assets

At March 31, 2007	$m
Deferred compensation assets	6.3
Other long-term assets	0.5

6.8

Note 11 — Short-term debt

At March 31, 2007	$m
Bank and acceptance facilities	2.3
Revolving credit facility	23.6
Term loan	0.6

26.5

In December 2005, OneSource Holdings entered into a new $60 million collateralized, revolving credit facility which can be used for general working capital purposes and letters of credit. The agreement has a term of five years, expiring in December 2010, and is collateralized by a security interest and lien on principally all of OneSource Holdings’ assets including accounts receivable.
Under the terms of the facility, OneSource Holdings is required to maintain certain financial and other covenants, including restrictions on OneSource Holdings’ ability to incur additional indebtedness, limitations on certain payments, and certain other financial covenants applicable to OneSource Holdings, including a minimum fixed charge coverage ratio. Amounts available under the facility are based on a percentage of eligible accounts receivable. The Group expects the counterparties to fully perform under the terms of the agreement. The credit facility has been classified as a current liability because the agreement contains a subjective acceleration clause and the lender also has access to OneSource Holdings’ lockbox arrangements.
Amounts drawn under the terms of this facility bear interest at the prime rate for daily borrowings or at London Interbank Offered Rate (LIBOR) plus a margin of 1.5 percent for the term of 30 days, 60 days, or 90 days. The facility also bears interest on the unutilized balance based on the daily unused portion at a rate of 0.25 percent. At March 31, 2007, the weighted average interest amounted to 6.7 percent per annum.
At March 31, 2007, $47.3 million was available, of which $23.6 million was drawn together with letters of credit amounting to $4.3 million with expiration dates up to and including March 31, 2008. The letters of credit approximately reflect fair market value as a condition of their underlying purpose.
In March 2006, OneSource Holdings entered into a $0.8 million collateralized, term loan facility used to purchase capital equipment. The agreement has a term of 36 months, maturing in March 2009. The terms call for monthly recurring repayments with the outstanding balance bearing interest at the prime rate plus 0.5 percent or at LIBOR plus a margin of 2.0 percent for the term of 30 days, 60 days, or 90 days. At March 31, 2007, the weighted average interest amounted to 7.4 percent per annum.
Note 12 — Insurance reserves

At March 31, 2007	$m
Current portion	21.0
Long-term portion	51.3

72.3

The Group is self-insured in the United States for workers’ compensation, general liability and automobile liability coverage. The Group, however, has umbrella insurance coverage for certain risk exposures subject to specified limits. Estimated actuarially calculated liabilities and provisions under self-insurance programs are based upon historical loss experience and are recorded in the consolidated balance sheet at the net present value of the estimated obligations within an actuarial range. The discount rate used to calculate the net present value is the estimated risk free rate for investments with maturities matching the anticipated payment pattern of the obligations. The weighted average discount rate used to estimate the liability at March 31, 2007 was 4.7 percent. The discount amortization charged in the consolidated statement of income for the year ended March 31, 2007 was $3.6 million. The independent actuarial valuations were carried out by Alliance Actuarial Services, Inc.
In connection with certain self-insurance agreements, at March 31, 2007 the Group had issued guarantor bonds in the amount of $28.3 million (note 15). Additionally, the Group pledged certain cash deposits to support its self-insurance program. At March 31, 2007, the restricted cash deposits amounted to, in aggregate, $45.0 million (note 5).

Note 13 — Other current liabilities

At March 31, 2007	$m
Accruals	6.7
Capital lease obligations (note 15)	0.9
State, local and other taxes	1.6
Income taxes	0.7
Other current liabilities	0.4

10.3

Note 14 — Other long-term liabilities

At March 31, 2007	$m
Pensions (note 16)	3.7
Deferred compensation (note 16)	6.3
Capital lease obligations (note 15)	2.3
Deferred income taxes (note 3)	1.0
Other long-term liabilities	5.0

18.3

Note 15 — Commitments and contingencies
Commitments
The Group leases land, buildings, motor vehicles and other equipment under various contracts. The net operating lease rental expense for the year ended March 31, 2007 included in the consolidated statement of income was $12.5 million.
The future total minimum rental payments required under (i) capital leases and (ii) operating leases that have remaining non-cancelable lease terms in excess of one year at March 31, 2007, are as follows:

	Capital	Operating
	leases	leases
	$m	$m
2008	1.1	9.6
2009	1.0	6.7
2010	0.9	4.5
2011	0.4	3.1
2012	0.1	2.1
Thereafter	—	4.6

Total minimum lease payments	3.5	30.6

Less imputed interest	(0.3)

Present value of future minimum lease payments	3.2
Less current portion (note 13)	(0.9)

Long-term portion of capital lease obligations (note 14)	2.3

Contingencies
(i) At March 31, 2007, the Group had issued guarantor surety, performance and other bonds of $46.9 million of which $28.3 million relates to the Group’s self insurance arrangements (note 12). These guarantor surety, performance and other bonds are secured by a second lien on all of OneSource Holdings’ assets including accounts receivable, and a commitment to provide, in the future, under certain circumstances, letters of credit up to a maximum of $29.3 million.
(ii) Financial instruments which potentially subject the Group to concentrations of credit risk principally consist of cash and cash equivalents and trade receivables. The Group places its cash and cash equivalents with high credit quality financial institutions and, by policy, limits the amount of credit exposure to any one financial institution. The Group’s trade receivables primarily result from its core business and reflect a broad customer base. Credit limits, ongoing credit evaluation and account monitoring procedures are utilized to minimize the risk of loss. As a result, concentrations of credit risk are considered to be limited.
(iii) At March 31, 2007, the Group is a defendant in a number of pending legal and other proceedings incidental to present and former operations, acquisitions and dispositions. The Group does not expect the outcome of these proceedings, either individually or in the aggregate, to have a material adverse effect on the consolidated results of operations and cash flows or the consolidated financial position of the Group.
(iv) In November 2005, OneSource Holdings received a claim with respect to a possible liability arising out of its former participation in a certain union multi-employer pension plan. The claim alleged that, as a result of withdrawing from the plan in 2002, a liability has arisen to the extent that there are unfunded vested benefits which fall to be the liability of the former participating employer. Whilst, OneSource Holdings will continue to challenge this claim vigorously through arbitration, in March 2007 the Group determined that it was appropriate to record a charge (discounted) in the amount of $4.1 million which has been included in cost of sales in the consolidated financial statements and will be paid over the period to July 2014.

Note 16 — Pensions and other plans
Defined benefit pension plan
The Group operates a non-contributory, funded, defined benefit pension plan covering certain of its non-union employees in the United States. Benefits are provided based upon a formula, as defined in the plan documentation, using an employee’s length of service and average compensation. In 1989, the Group elected to freeze the plan, whereby no additional benefits are earned by plan members.
The Group’s net pension expense included the following components:

Year ended March 31, 2007	$m
Interest cost on projected benefit obligations	0.4
Expected return on plan assets	(0.3)
Net amortization and deferral	0.4

Net pension expense	0.5

The following table sets forth the actuarial present value of projected and accumulated benefit obligations and funded status of the plan:

Year ended March 31, 2007	$m
Changes in benefit obligations:
At beginning of year	8.9
Interest cost	0.4
Benefits paid	(0.8)
Actuarial movement	(0.6)

At end of year	7.9

Changes in plan assets:
At beginning of year	3.9
Actual return on plan assets	0.3
Employer contributions	0.8
Benefits paid	(0.8)

At end of year	4.2

Funded status:
Benefits obligations in excess of plan assets	(3.7)
Unrecognized net gain	6.4
Unrecognized prior service costs	(0.2)

Net amount recognized at the end of year	2.5

Benefit cover	53%

Amounts recognized in the consolidated balance sheet were as follows:
Accrued pension liability (note 14)	(3.7)
Accumulated other comprehensive loss	6.2

Net amount recognized at end of year	2.5

Change in minimum pension liability	(1.1)

The actuarial assumptions for the expected long-term rate of return on plan assets and weighted average discount rate used in determining the actuarial present value of accumulated benefit obligations for 2007 were 8.0 percent and 5.8 percent, respectively. The independent actuarial valuations were carried out by AON Consulting Group, using the projected unit credit method of calculation. It is the Group’s policy to adjust, on an annual basis, the weighted average discount rate used to determine the benefit obligation to approximate rates on high quality, long-term bond obligations. The expected long-term rate of return on plan assets is derived from a periodic study of historical rates of return on various asset classes included in the Group’s target pension plan asset allocation.
The Group’s defined benefit plan asset allocation by asset category was as follows:

At March 31, 2007	percent
Equity securities	61
Bonds (fixed interest securities)	39

100

Employer contributions for the year ending March 31, 2008 are estimated to be approximately $0.9 million.
The following benefit payments, which reflect expected future service, are estimated to be approximately:

$m
2008	0.5
2009	0.6
2010	0.6
2011	0.5
2012	0.5
Years 2013-2017	2.6
Defined contribution pension plan
The Group also has a defined contribution pension plan, which has adopted the salary deferral provisions of Section 401(k) of the United States Internal Revenue Code (IRC). Non-union employees with at least one year qualified service may participate in the plan by contributing up to $15,500 of their salary, the maximum set by the IRC. The Group makes matching contributions equal to 50 percent of the first 5 percent of each participant’s elective contributions, for employees with at least two years of qualified service. During the year ended March 31, 2007, the Group made matching contributions of $0.6 million.

Deferred compensation plan
The Group also has a non-qualified, funded deferred compensation plan for certain employees not eligible to participate in the defined contribution plan described above. Under this plan, such individuals may elect to defer payment of salary and bonus on a pre-tax basis. The deferral must total at least one percent of the participant’s eligible compensation for each plan year in order to participate in the plan, up to a maximum of 30 percent of such compensation, or such smaller percentage as may be established by the Group. The Group makes matching contributions equal to 50 percent of the first 5 percent of each participant’s elective contributions. During the year ended March 31, 2007, the Group made matching contributions of $0.3 million. Included in other long-term liabilities at March 31, 2007 was $6.3 million (note 14) for these accumulated obligations. The total number of the Company’s issued ordinary shares that were held in the deferred compensation plan at March 31, 2007 was 27,652.
Multi-employer pension arrangements
The Group also participates in several multi-employer arrangements providing defined contribution and defined benefit pension plans as required within the collective bargaining agreements for substantially all union employees. The contributions are determined based on the provisions of negotiated labor contracts. During the year ended March 31, 2007, the Group made contributions of $6.7 million.
Note 17 – Share capital

At March 31, 2007	$m
Authorized:
50,000,000 ordinary shares of $0.10 each	5.0

Issued and outstanding:
3,764,365 ordinary shares of $0.10 each	0.4

At March 31, 2007, Lord Ashcroft, KCMG, the chairman of, and controlling shareholder in, the Company holds 74.4 percent of the issued ordinary shares.
Note 18 – Treasury shares
The movement in treasury shares, at cost, held since April 1, 2006 has been as follows:

	Number	$m
At April 1, 2006	—	—

Purchase (i)	69,411	0.9
Disposal (ii)	(26,753)	(0.4)

At March 31, 2007	42,658	0.5

(i)	The purchase of treasury shares comprised 69,411 ordinary shares, for an aggregate cash consideration of $0.9 million ($0.3 million of which is recorded as a liability at the year end), in connection with OneSource Holdings’ 401(k) plan and deferred compensation plan obligations.

(ii)	The disposal of treasury shares comprised 26,753 ordinary shares issued in connection with OneSource Holdings’ 401(k) plan and deferred compensation plan obligations.

The Company may, from time to time, continue to purchase treasury shares principally in order to meet its 401(k) and deferred compensation plan obligations.
Note 19 — Related party transactions and disclosures
(i) During the year ended March 31, 2007, the Company paid $0.2 million in management fee expense, $0.1 million of which represents guarantee fees, to the BB Holdings group for certain administrative and support services. At March 31, 2007, the Group recorded a liability in the amount of $0.1 million for the management fee expense payable to BB Holdings group.
(ii) Subsequent to the demerger between BB Holdings and the Company (note 1), BB Holdings provided: (a) an agreement of indemnity in favour of a provider of performance bonds to the Group relating to a $35 million surety performance bond line, of which $16.1 million was utilized by the Group as at March 31, 2006; and (b) guarantees for the provision of certain lessor equipment, motor vehicle fleet fuel and retrospective insurance premiums with one provider which, as at March 31, 2006, amounted to approximately $1.7 million. At March 31, 2007, such guarantees and indemnities had been released save for the provision of certain lessor equipment approximating $0.5 million. The Group is required to procure the release of BB Holdings from all of its remaining obligations as soon as is reasonably practicable and in any event no later than February 2008.

Report of Independent Auditors
To the Board of Directors and Shareholders of OneSource Services Inc.
We have audited the accompanying consolidated balance sheet of OneSource Services Inc. and its subsidiaries as of March 31, 2007, and the related consolidated statements of income, movements in shareholders’ equity, and cash flows for the year then ended which, as described in note 2, have been prepared on the basis of accounting principles generally accepted in the United States of America. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
We conducted our audit of these consolidated financial statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of OneSource Services Inc. and its subsidiaries as of March 31, 2007, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.
PricewaterhouseCoopers LLP
London, United Kingdom
July 6, 2007